Exhibit 16.1

April 29, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:

Trevenex Resources, Inc.

Commission File Number (000-53493)

Commissioners:

We have read Item 4.01 of Form 8-K dated April 16, 2010, of Trevenex Resources, Inc. and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits as of June 30, 2009 and 2008 and the related statements of operations, stockholder’s equity and cash flows for the fiscal year ended June 30, 2009, for the period from December 10, 2007 (Inception) through June 30, 2008 and for the period from December 10, 2007 (Inception) through June 30, 2009 and our reviews of interim financial statements.  We are not in a position to agree or disagree with the statements contained therein in Item 4.01 regarding the engagement of another independent registered public accounting firm or the approval of such engagement by the Board of Directors of the registrant.

/s/Li & Company, PC

Li & Company, PC